                           EXHIBIT 3.6 (PAGE 1 OF 2)

                         RESOLUTIONS AMENDING BY-LAWS
                         REGARDING TELEPHONIC MEETING
                                  ADOPTED BY
                           THE BOARD OF DIRECTORS OF
                              DSP TECHNOLOGY INC.

                               November 14, 1996


WHEREAS, Section 307 of the California General Corporations Law has recently been amended to provide for alternative means of Board meetings through conference telephone, electronic screen communications or other communications equipment and to require the Company to develop a procedure for verification of the identity of directors participating by various media in a directors' meeting.

RESOLVED, that Section 7 of the Company's Amended and Restated By-laws be amended and restated in its entirety to read as set forth on Exhibit A.

                           EXHIBIT 3.6 (PAGE 2 OF 2)

                                   EXHIBIT A
                                   ---------

Section 7. NOTICE, PLACE AND MANNER OF MEETINGS. Meetings of the Board of Directors may be called by the Chairman of the Board, or the President, or any Vice President, or the Secretary, or any two (2) Directors and shall be held at the principal office of the corporation, unless some other place is designated in the notice of the meeting. So long as permitted by statute, Directors may participate in a regular or special meeting through any means of communication, including conference telephone, electronic screen communication or other communications equipment. Participation in a meeting pursuant to this Section 7 constitutes presence in person at that meeting if each participating Director is provided the means to communicate with all of the other Directors concurrently and (1) the meeting is held by conference telephone or video conferencing or other communication mode enabling participants to determine, through voice or image recognition, that a participant is or is not a Director entitled to participate in the meeting or (2) another verification device (determined in the discretion of the chairman of the meeting) is used to determine that each person participating in the meeting is in fact a Director. Such verification method may include (at the discretion of the chairman of the meeting) use of passwords or similar codes for gaining access to the meeting. Accurate minutes of any meeting of the Board or any committee thereof, shall be maintained by the Secretary or other Officer designated for the purpose."